Exhibit 99.1

NEWS RELEASE

Halcón Resources Completes Restructuring and Exits Prepackaged Bankruptcy

HOUSTON, TEXAS — September 9, 2016 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”), today announced it has completed its financial restructuring (the “Restructuring Plan”) and has emerged from its pre-packaged chapter 11 bankruptcy cases.  All of the conditions under its Plan of Reorganization, which was confirmed by the US Bankruptcy Court for the District of Delaware on September 8, 2016, have been satisfied or otherwise waived in accordance with the terms of the Restructuring Plan.

Approximately $1.8 billion of the Company’s long-term debt has been eliminated under the Restructuring Plan along with more than $200 million of annual interest expense going forward.  The table below summarizes Halcón’s pro forma capital structure as of June 30, 2016.

Face Value	Actual		Pro Forma
Pro Forma Capitalization ($MM)	6/30/2016	Restructuring	6/30/2016

Cash & Cash Equivalents (Including HKTMS Restricted Cash)	$24	$—	$24
Senior Secured Revolving Credit Facility	101	203	304
8.625% Senior Secured Second Lien Notes due 2020	700	—	700
12.000% Senior Secured Second Lien Notes due 2022	113	—	113
13.000% Senior Secured Third Lien Notes due 2022	1,018	(1,018)	—
Total Secured Debt	$1,932	$(815)	$1,117
9.750% Senior Notes due 2020	316	(316)	—
8.875% Senior Notes due 2021	297	(297)	—
9.250% Senior Notes due 2022	37	(37)	—
8.000% Senior Convertible Notes due 2020	290	(290)	—
Total Debt	$2,871	$(1,755)	$1,117

Redeemable Noncontrolling Interest	213	—	213
Preferred Stockholders’ Equity	222	(222)	—
Stockholders’ Equity	(1,108)	1,977	870
Total Capitalization	$2,223	$—	$2,223
Borrowing Base	$700	$(100)	$600
Less: Borrowings	(101)	(203)	(304)
Less: Letters of Credit	(5)		(5)
Plus: Cash	24		24
Total Liquidity	$618	$(303)	$315
Total Debt / Proved Reserves ($/Boe) (1)	$19.56		$7.61
Total Debt / Q2 2016A Production ($/Boe/d)	$80,001		$31,114

Note: Includes ~$48 MM of anticipated transaction fees and expenses.

(1) HK as of 12.31.15 as estimated by Halcón’s independent reserve engineers using SEC pricing.

As previously disclosed, pre-petition holders of Halcón common stock are receiving 4.0% of the common stock of the reorganized Company and the remaining 96.0% of common stock is being allocated to pre-petition debt holders in the Company, subject to dilution by new common shares issued or reserved for issuance in connection with the management incentive program (the “MIP”) and warrants issued to certain debtholders pursuant to the Restructuring Plan (the “New Warrants”).  The Company has determined that it will have 90 million new common shares outstanding before an allocation of shares for the MIP and the New Warrants.  This results in pre-petition Halcón equity holders receiving 3.6 million new common shares in the Company, or the effective equivalent of a 1 for 34 reverse stock split considering Halcón had 122.2 million common shares outstanding on September 8, 2016.  The new common shares are scheduled to begin trading on the New York Stock Exchange at the open of trading hours on September 12, 2016.  The table below summarizes the new ownership structure of Halcón.

Pro Forma Ownership Summary

		Shares Excluding		Including MIP	Fully Diluted
Holder		MIP & Warrants	% Ownership	Including Warrants	% Ownership
New Shares issued to Current HK Shareholders		3,600,000	4.0%	3,600,000	3.4%
New Shares Issued Under MIP	(1)		0.0%	10,000,000	9.5%
New Shares Issued to 3L Holders		68,850,000	76.5%	68,850,000	65.7%
New Shares Issued to Unsecured Holders		13,950,000	15.5%	13,950,000	13.3%
New Shares Issued to Convert Holders		3,600,000	4.0%	3,600,000	3.4%
New Warrants Issued to Unsecured Holders	(2)		0.0%	3,789,474	3.6%
New Warrants Issued to Convert Holders	(2)		0.0%	947,368	0.9%
Total		90,000,000	100.0%	104,736,842	100.0%

Note: Final share allocations may vary slightly from the amounts seen above due to rounding.

(1) Shares underlying the MIP include 7.5 million which are expected to be awarded on September 12, 2016, and 2.5 million to be awarded in the future at the discretion of the board of directors. The shares already awarded under the MIP consist of 1.25 million vested shares of common stock, 1.25 million shares of restricted stock that vest in 12 months and options to purchase 5.0 million shares with an exercise price to be determined (which vest ratably over 3 years).

(2) The warrants have a strike price of $14.04 and a term of 4 years.

As part of the emergence, Halcón’s $600 million debtor-in-possession credit facility was converted into a $600 million reserve-based senior revolving credit facility.  The first borrowing base redetermination is scheduled for May of 2017.

In accordance with the Restructuring Plan, the terms of the Company’s previous Board of Directors expired and a new Board of Directors was appointed.  The new Board of Directors consists of nine members including: Floyd Wilson, Jim Christmas, Tom Fuller, Nate Walton, Darryl Schall, Eric Takaha, Michael Clark, Ronald Scott and William Campbell.  Background information on the new directors is available on the Company’s website.

The Company has also posted a new investor presentation to the investor relations section of its website.

PJT Partners served as Halcón’s financial advisor and Weil, Gotshal & Manges, LLP acted as legal advisor to the Company in relation to the Restructuring Plan and the chapter 11 cases.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Quentin Hicks, Senior Vice President of Finance & Investor Relations, at 832-538-0557 or qhicks@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements.  These risks include, but are not limited to the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com.  Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof.  The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.